Exhibit 10(iii).1

Published CUSIP Number: 78650FAF2

$700,000,000

TERM CREDIT AGREEMENT

DATED AS OF DECEMBER 19, 2011

among

SAFEWAY INC.,

as Borrower,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

J.P. MORGAN SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

GOLDMAN SACHS BANK USA,

as Documentation Agent,

and

THE LENDERS LISTED HEREIN,

as Lenders

SAFEWAY INC.

TERM CREDIT AGREEMENT

i

5.6	Payment of Taxes	44

5.7	Governmental Regulation	44

5.8	Securities Activities	44

5.9	Employee Benefit Plans	45

5.10	Disclosure	45

5.11	Foreign Assets Control Regulations, etc.	46

SECTION 6.	BORROWER’S AFFIRMATIVE COVENANTS	46

6.1	Financial Statements and Other Reports	46

6.2	Corporate Existence, etc.	49

6.3	Payment of Taxes and Claims	50

6.4	Maintenance of Properties; Insurance	50

6.5	Inspection	50

6.6	Compliance with Laws, etc.	50

SECTION 7.	BORROWER’S NEGATIVE COVENANTS	50

7.1	Liens and Related Matters	51

7.2	Financial Covenants	53

7.3	Restriction on Fundamental Changes; Material Asset Sales	53

7.4	Transactions with Shareholders and Affiliates	53

7.5	Conduct of Business	54

7.6	Unrestricted Subsidiaries	54

SECTION 8.	EVENTS OF DEFAULT	55

8.1	Failure to Make Payments When Due	55

8.2	Default in Other Agreements	55

8.3	Breach of Certain Covenants	56

8.4	Breach of Warranty	56

8.5	Other Defaults Under Loan Documents	56

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	56

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	57

8.8	Judgments and Attachments	57

8.9	Dissolution	57

8.10	Employee Benefit Plans	57

8.11	Change in Control	58

SECTION 9.	AGENTS	58

9.1	Appointment and Authority	58

9.2	Rights as a Lender	59

9.3	Exculpatory Provisions	59

9.4	Reliance by Administrative Agent	60

9.5	Delegation of Duties	60

9.6	Resignation of Administrative Agent	61

9.7	Non-Reliance on Administrative Agent and Other Lenders	61

9.8	No Other Duties, Etc	61

9.9	Administrative Agent May File Proofs of Claim	62

SECTION 10.	MISCELLANEOUS	62

10.1	Successors and Assigns; Assignments and Participations in Loans	62

10.2	Expenses	69

10.3	Indemnity	69

10.4	Set-Off	70

10.5	Ratable Sharing	71

10.6	Amendments and Waivers; Replacement of Banks	72

10.7	Independence of Covenants	73

10.8	Notices; Platform	73

10.9	Survival of Representations, Warranties and Agreements	74

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	75

10.11	Marshalling; Payments Set Aside	75

10.12	Severability	75

10.13	Obligations Several; Independent Nature of Lenders’ Rights and Borrower’s Obligations	75

10.14	Headings	76

10.15	Successors and Assigns	76

10.16	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	76

10.17	Confidentiality	77

10.18	Counterparts; Effectiveness	78

10.19	USA Patriot Act	78

10.20	No Fiduciary Responsibility	79

EXHIBITS
I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF NOTE
IV	FORM OF COMPLIANCE CERTIFICATE
V	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

Execution Copy

SAFEWAY INC.

TERM CREDIT AGREEMENT

This TERM CREDIT AGREEMENT is dated as of December 19, 2011 and entered into by and among SAFEWAY INC., a Delaware corporation (“Borrower”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”) and J.P. MORGAN SECURITIES LLC (“JPMS”), as joint lead arrangers and joint bookrunners (“Joint Bookrunners” or “Joint Lead Arrangers”), BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Lenders referred to below (in such capacity, “Administrative Agent”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as syndication agent for the Lenders referred to below (“Syndication Agent”), GOLDMAN SACHS BANK USA (“Goldman Sachs”), as documentation agent for the Lenders referred to below (“Documentation Agent”) and THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”).

R E C I T A L S

WHEREAS, Borrower desires that Lenders extend credit facilities to Borrower for general corporate purposes, including, without limitation, to fund Borrower’s stock repurchase program, to repay or refinance bank loans, commercial paper and other borrowings, and for working capital, capital expenditures and acquisitions;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders, Joint Bookrunners, Joint Lead Arrangers, Syndication Agent, Documentation Agent and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Act” has the meaning assigned to that term in subsection 10.19.

“Adjusted Eurodollar Rate” means, (a) for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by

Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for the purposes of clause (ii) of the definition of “Base Rate”, on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time), at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on that date or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.6.

“Administrative Agent Fee Letter” means the letter agreement among Borrower and Administrative Agent dated November 18, 2011.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means Administrative Agent, Joint Bookrunners, Joint Lead Arrangers, Syndication Agent and Documentation Agent.

“Aggregate Amounts Due From Borrower” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Term Credit Agreement dated as of December 19, 2011, as it may be amended, supplemented or otherwise modified from time to time.

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“Approved Fund” means a fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit V annexed hereto.

“Authorized Officer” has the meaning assigned to that term in subsection 4.2A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bank of America” has the meaning assigned to that term in the introduction to this Agreement.

“Base Rate” means, at any time, the higher of (i) the Prime Rate (ii) the one-month Adjusted Eurodollar Rate for a Eurodollar Rate Loan plus 1.0%, or (iii) the rate which is 1/2 of 1.0% in excess of the Federal Funds Effective Rate for Dollar denominated loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Book Value” means, with respect to the assets of Borrower or any of its Subsidiaries, the value of such Person’s assets recorded in the consolidated balance sheet of Borrower most recently delivered to Lenders pursuant to subsection 6.1(i) or 6.1(ii).

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrower Materials” has the meaning assigned to that term in subsection 6.1.

“Borrower’s Common Stock” means the common stock, $.01 par value, of Borrower.

“Business Day” means any day excluding Saturday and Sunday and also excluding (i) for all purposes other than as covered by clause (ii) below, any day which is a legal holiday under the laws of the States of New York or California or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate, any day which is not a Business Day pursuant to clause (i) or which is not a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

3	SAFEWAY TERM CREDIT AGREEMENT

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Casa Ley” means Casa Ley, S.A. de C.V., a Mexican corporation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 19, 2011.

“Commitment” means the commitment of a Lender to make Loans to Borrower pursuant to Section 2.1A and “Commitments” means such commitments of all Lenders in the aggregate.

“Commitment Fee Percentage” means, as of any date, the percentage per annum expressed in basis points set forth in the definition of “Pricing Margin”. The Commitment Fee Percentage shall change as of the opening of business on any day that the Pricing Level changes pursuant to the definition of “Index Debt Rating.”

“Commitment Termination Date” means April 19, 2012.

“Compliance Certificate” means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iii).

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income adjusted to exclude (without duplication) the effects of (i) any LIFO expense or income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) depreciation expense, (v) amortization expense, (vi) equity in earnings or losses of unconsolidated affiliates to the extent not actually received or paid by Borrower or its Subsidiaries, (vii) material non-cash, non-recurring gains and losses, (viii) non-cash expenses recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation – Stock Compensation”, (ix) property impairment charges recognized pursuant to FASB ASC Topic 360, “Property, Plant and Equipment”; and (x) non-cash goodwill impairment charges incurred pursuant to FASB ASC Topic 350, “Intangibles – Goodwill and Other”, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries (excluding any Unrestricted Subsidiaries) in conformity with GAAP; provided that if Consolidated Adjusted EBITDA for any period is increased as a result of any adjustment for a non-cash charge pursuant to clauses (vii), (viii), (ix) or (x) and such non-cash charge represents a cash charge in any subsequent period, then Consolidated Adjusted EBITDA for such subsequent period shall be reduced by the amount of such cash charge.

4	SAFEWAY TERM CREDIT AGREEMENT

“Consolidated Interest Expense” means, for any period, interest expense with respect to all outstanding Indebtedness (including, without limitation, net costs under Interest Rate Agreements and any such expense attributable to Capital Leases in accordance with GAAP) of Borrower and its Subsidiaries (excluding any Unrestricted Subsidiaries) for such period determined on a consolidated basis in conformity with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss), before extraordinary items, of Borrower and its Subsidiaries (excluding any Unrestricted Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (excluding any Unrestricted Subsidiaries), determined on a consolidated basis in conformity with GAAP.

“Contractual Obligation,” as applied to any Person, means any provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Borrower, Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent, to confirm in writing to Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender

5	SAFEWAY TERM CREDIT AGREEMENT

solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to subsection 2.7B) upon delivery of written notice of such determination to Borrower and each other Lender.

“Designating Lender” has the meaning assigned to that term in subsection 10.1B.

“Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Dollars” and “$”mean the lawful money of the United States of America.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Borrower nor any Affiliate of Borrower shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is, or was at any time in the preceding five years, maintained or contributed to by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, or as to which Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates may have any liability.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, guidelines, permits, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to

6	SAFEWAY TERM CREDIT AGREEMENT

Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate,” as applied to any Person as of any date, means (i) any corporation which is or was at any time during the preceding five years a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is (or was at any time during such preceding five years) a member; (ii) any trade or business (whether or not incorporated) which is or was at any time during the preceding five years a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is (or was at any time during such preceding five years) a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is or was at any time during the preceding five years a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure of Borrower or any of its ERISA Affiliates to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure of Borrower or any of its ERISA Affiliates to make by its due date a required installment under Section 430(i) of the Internal Revenue Code with respect to any Pension Plan or the failure of Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the filing of a notice by plan administrator of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (iv) the withdrawal (including any cessation of operations treated as a withdrawal under Section 4062(e) of ERISA) by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the termination of any Pension Plan with two or more contributing sponsors, resulting in liability on Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, respectively; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the

7	SAFEWAY TERM CREDIT AGREEMENT

termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; (vi) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, by reason of the application of Section 4212(c) of ERISA, or under any other provision of Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (vii) the withdrawal by Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “reorganization” or “insolvency” pursuant to Section 4241 or 4245 of ERISA, respectively, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition on Borrower or any of its ERISA Affiliates of fines, penalties, taxes or liabilities under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan other than a Multiemployer Plan) intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan other than a Multiemployer Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (x) the imposition of a Lien upon the assets of Borrower or any of its ERISA Affiliates pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the termination of a Foreign Plan or the failure by Borrower or any of its Subsidiaries to make full payment when due of all material contributions to any Foreign Plan required under such Foreign Plan or under foreign law.

“Eurodollar Rate Loans” means Loans denominated in Dollars bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to any Person, (i) taxes imposed on or measured by its overall net income (however denominated) and franchise taxes imposed in lieu thereof by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized, in which its principal office is located, in the case of a Lender, in which its applicable lending office is located or in which it is doing business (other than by virtue of having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction contemplated by, or enforced this Agreement or any other Loan Document) (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, and (iii) any withholding or backup withholding tax (except any such tax payable during the continuance of any Event of Default) that (x) is imposed on amounts payable to such Person at the time such Person becomes a party hereto (or designates a new lending office) except for any such taxes imposed as a result of any action taken by a

8	SAFEWAY TERM CREDIT AGREEMENT

Lender pursuant to subsection 3.2, or (y) is attributable to such Person’s failure or inability (other than as a result of a Change in Law) to comply with subsection 3.1B(v) or to a change (other than a Change in Law) in the documentation provided by such Person pursuant to subsection 3.1B(v), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding or backup withholding tax pursuant to any provision of subsection 3.1B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Lender pursuant to clause (c) of Section 3.1B(v).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement among Borrower, Bank of America, JPMorgan, MLPFS and JPMS dated November 18, 2011.

“Fiscal Year” means, for any purpose, any of the 52-week or 53-week reporting periods used by Borrower in the financial reports it prepares for external reporting purposes.

“Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimalac, S.A.

“Foreign Plan” means a “defined benefit plan” as defined under Section 3(35) of ERISA, which is described in Section 4(b)(4) of ERISA and which is maintained or contributed to by Borrower or any of its Subsidiaries, or under which Borrower or any of its Subsidiaries may have any liability.

“Funding Date” means the date any Loan is funded.

“Funding and Payment Office” means the office of Administrative Agent located at 2001 Clayton Road, Concord, CA 94520-2405, Mail Code: CA4-702-02-25, Attention: Remy David, or such other location in the United States of America as may from time to time be designated in writing by Administrative Agent.

“GAAP” means accounting principles generally accepted in the United States of America set forth in opinions and pronouncements of the Accounting Principles Board of the

9	SAFEWAY TERM CREDIT AGREEMENT

American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Goldman Sachs” has the meaning assigned to such term in the introduction to this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or agencies and political subdivisions thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (ix) pesticides.

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (vi) other than for the purposes of Section 8, guaranties of any obligations set forth in sub-paragraphs (i) through (v) inclusive of this definition.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

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“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Index Debt” has the meaning assigned to that term in the definition of “Index Debt Rating”.

“Index Debt Rating” means, as of any date, the rating that has been most recently announced by S&P and Moody’s for non-credit-enhanced, senior unsecured debt (the “Index Debt”) of Borrower. For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect the cessation of such rating, provided that if no amendment to this definition has been effected within ten (10) Business Days from the date of such ratings cessation then such rating agency shall be deemed to have established a rating in the lowest Pricing Level; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Pricing Levels, the applicable Pricing Level shall be based on the higher of the two ratings unless the ratings differ by more than two categories, in which case the governing rating shall be the category next above the lower of the two; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Borrower, Administrative Agent and the Syndication Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Insolvency Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or any comparable law of Canada or any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any state thereof or Canada or any province thereof.

“Interest Coverage Ratio” means, as at any date of determination, the ratio (rounded down to the nearest one-hundredth) of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense, in each case for the four fiscal quarter period ending with the most recently completed fiscal quarter of Borrower.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each Quarterly Payment Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

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“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party and which is used to manage the percentages of fixed and floating rate Indebtedness of Borrower and its Subsidiaries.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Joint Bookrunners” has the meaning assigned to that term in the introduction to this Agreement.

“Joint Lead Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

“JPMorgan” has the meaning assigned to that term in the introduction to this Agreement.

“JPMS” has the meaning assigned to that term in the introduction to this Agreement.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Notes, the Administrative Agent Fee Letter and the Fee Letter.

“Loan Exposure” means, with respect to any Lender as of any date, (a) prior to the termination of the Commitments, that Lender’s unused Commitment plus the aggregate outstanding principal amount of the Loans of that Lender, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

“Loans” means Loans made by Lenders to Borrower pursuant to subsection 2.1A.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries (other than Unrestricted Subsidiaries), taken as a whole, or (ii) the material impairment of Administrative Agent or any Lender to enforce the Obligations in the aggregate.

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“Material Asset Sale” means the sale, in a single transaction or series of related transactions, by Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) to any Person other than Borrower or any of its Wholly-Owned Subsidiaries of (i) any of the stock of any of Borrower’s Subsidiaries, or (ii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside of the ordinary course of business; provided that the aggregate Book Value of all assets transferred in such sale (including, without limitation, the assets of any Subsidiary the stock of which is so transferred) equals or exceeds 20% of the Book Value of the consolidated assets of Borrower and its Subsidiaries (other than Unrestricted Subsidiaries).

“Material Subsidiary” means, at any date, any domestic Subsidiary of Borrower (other than any Unrestricted Subsidiary) whose tangible assets have a Book Value equal to or exceeding 5% of the Book Value of the consolidated tangible assets of Borrower and its Subsidiaries.

“Maturity Date” means March 19, 2015; provided, however, that if such date is not a Business Day, the preceding Business Day.

“MLPFS” has the meaning assigned to that term in the introduction to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA and which is subject to Title IV of ERISA, to which Borrower or any of its ERISA Affiliates is contributing, or may have any liability.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means any promissory notes issued by Borrower pursuant to subsection 2.1E, substantially in the form of Exhibit III annexed hereto, respectively, to evidence the Loans of any Lenders, as notes may be amended, supplemented or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

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“Obligations” means all obligations of every nature of Borrower from time to time owed to Agents, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any of its Authorized Officers.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning set forth in subsection 10.1C.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (and related standby letters of credit), or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

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(v) leases or subleases or licenses of occupancy granted to others not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Borrower and its Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under commodities agreements; and

(xii) Liens securing reimbursement obligations under commercial letters of credit or bankers’ acceptance facilities, which Liens encumber documents and other property to be acquired by drawings under such commercial letters of credit or drafts accepted under such bankers’ acceptance facilities.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.

“Platform” has the meaning given to it in Section 10.8(B)(i).

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Level” means, as of any date, the applicable Pricing Level set forth in the definition of “Pricing Margin”.

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“Pricing Margin” means, as of any date, the Pricing Margin set forth below that corresponds to the Index Debt Rating (determined with reference to the definition of “Index Debt Rating”) set forth below in effect on such date:

Pricing Margin

(in basis points)

Pricing Level	Index Debt Rating (S&P/Moody’s)	Commitment Fee Percentage	Eurodollar Rate Loans	Base Rate Loans
Level I	BBB+/Baa1	17.5	112.5	12.5
Level II	BBB/Baa2	17.5	125.0	25.0
Level III	BBB-/Baa3	17.5	150.0	50.0
Level IV	BB+/Ba1	17.5	175.0	75.0
Level V	Lower than BB+/Ba1	17.5	225.0	125.0

The Pricing Margin shall change as of the opening of business on any day that the Pricing Level changes pursuant to the definition of “Index Debt Rating”.

“Primary Agent” and “Primary Agents” means Bank of America, in its capacity as Administrative Agent, JPMorgan, in its capacity as Syndication Agent and MLPFS and JPMS, in their respective capacities as Joint Bookrunners.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate”. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Proceedings” has the meaning assigned to that term in subsection 6.1(vii).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing the Loan Exposure of that Lender by the aggregate Loan Exposure of all Lenders.

“Public Lender” has the meaning assigned to that term in subsection 6.1.

“Quarterly Payment Date” means the last Business Day of March, June, September and December in each calendar year.

“Register” has the meaning assigned to that term in subsection 2.1D.

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“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Requisite Lenders” means Lenders having or holding more than 50% of the Loan Exposure of all Lenders; provided that the Loan Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders, as further provided in subsection 10.6 hereof.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Service” has the meaning assigned to that term in subsection 10.1B(i).

“Solvent” means, with respect to any Person, that as of the date of determination, (i) the then fair saleable value of the property of such Person is (a) greater than the total amount of liabilities (including reasonably anticipated liabilities with respect to contingent obligations) of such Person and (b) greater than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, and (ii) such person has not incurred and does not intend to incur, or does not believe that it will incur, debts beyond its ability to pay such debts as they become due.

“S&P” means Standard & Poors Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SPV” has the meaning assigned to that term in subsection 10.1B(i).

“Subordinated Indebtedness” means the Indebtedness of Borrower subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of capital stock or other ownership interests entitled (without regard to the

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occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, assessment, deduction, withholding or other similar charges of any nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loan Amount” means the aggregate principal amount of the Loans made hereunder, without giving effect to any repayments or prepayments thereof.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and cash equivalents denominated in U.S. or Canadian Dollars (to the extent in any such case not classified as “restricted” for financial statement purposes) included on the most recent consolidated balance sheet of Borrower delivered pursuant to subsection 6.1, it being understood that any cash or cash equivalents that secure any Indebtedness (other than the Obligations) shall not be unrestricted for purposes of this definition.

“Unrestricted Subsidiary” means any Subsidiary designated by Borrower as an Unrestricted Subsidiary in accordance with the provisions of subsection 7.6.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is directly or indirectly wholly-owned by such Person.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Lenders); provided that, (a) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with subsection 7.2 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Borrower referred to in subsection 6.1 for the Fiscal Year ended January 1, 2011, and (b) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

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1.3	Other Definitional Provisions.

References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Notes.

A. Commitments and Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender severally agrees to lend to Borrower from time to time during the period from and after the Closing Date to and including the Commitment Termination Date in an amount requested by Borrower not exceeding its Pro Rata Share of the aggregate amount of the Commitments at such time to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Commitment is set forth opposite its name in Schedule 2.1 and the original aggregate amount of the Commitments is $700,000,000; provided that the amount of the Commitment of each Lender shall be adjusted to give effect to any reduction or termination of Commitments pursuant to Section 2.4 hereof (including as the result of the making of a Loan hereunder) and to any assignment of such Commitment pursuant to subsection 10.1B. Borrower may make only two borrowings under the Commitments. The second borrowing under the Commitments shall be for Loans in an aggregate amount not to exceed the unused Commitments. The unused portion of each Lender’s Commitment shall expire immediately and without further action on the Commitment Termination Date if the Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed. All Loans shall be denominated and funded in Dollars.

B. Borrowing Mechanics.

(i) Loans. Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000,000 and integral multiples of $25,000,000 in excess of that amount. Whenever Borrower desires that Lenders make Loans, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 noon (New York time) at least three (3) Business Days in advance of the proposed Funding Date in the case of a Eurodollar Rate Loan, or on the proposed Funding Date in the case of a Base Rate Loan; provided, however, that if Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than 14-days, one, two, three or six months in duration as provided in subsection 2.2B, the Notice of Borrowing must be received by Administrative Agent not later than 12:00 noon (New York time) four Business Days in advance of the proposed Funding Date, whereupon Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon (New York time), three Business Days before the proposed Funding Date, Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period described in the

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preceding proviso has been consented to by all the Lenders. Each Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Loans requested, (iii) whether such Loans are to be Base Rate Loans or Eurodollar Rate Loans (it being agreed and understood that Eurodollar Rate Loans may not be borrowed before the date three (3) Business Days after the Closing Date) and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

(ii) General Provisions Relating to Borrowing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected Loans hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans thereby requested in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds.

(i) Funding Loans. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) requesting a Loan, Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent, in Dollars and same day funds, at the Funding and Payment Office not later than 12:00 noon (or in the case of Base Rate Loans, 2:00 p.m.) (New York time) on the applicable Funding Date.

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(ii) Disbursement of Loan Proceeds by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date, if any) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to an account of Borrower at the Funding and Payment Office or to be wired to such account with another financial institution as Borrower may specify in writing to Administrative Agent, as applicable.

(iii) Administrative Agent May Advance Funds; Failure of Lender to Fund Loan. Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans (or in the case of Base Rate Loans prior to 1:00 p.m. (New York time) on the Funding Date) to be funded by such Lender that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks in Dollars for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the Base Rate. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

No Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

D. The Register.

(i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders, and the Commitment and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (but only as to such Lender’s entry in the Register) at any reasonable time and from time to time upon reasonable prior notice.

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(ii) Administrative Agent shall record in the Register the Commitment and the Loans (including the principal amounts thereof and interest owing thereon) from time to time of each Lender and each repayment or prepayment in respect of the principal amount and interest of the Loans of each Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest or demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of the applicable Loans.

(iii) Each Lender shall record on its internal records (including, without limitation, any Note held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower and such Lender, absent manifest or demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of the applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment or Loan.

(v) Borrower hereby designates Administrative Agent to serve as its Agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a promissory note to evidence such Lender’s Loans to Borrower, substantially in the form of Exhibit III annexed hereto with appropriate insertions.

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Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the record holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2	Interest on the Loans.

A. Rate of Interest. (i) Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest on Loans shall be selected by Borrower at the time Borrower submits a Notice of Borrowing pursuant to subsection 2.1B or a Notice of Conversion/Continuation is given pursuant to subsection 2.2D. If on any date a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(ii) Subject to the provisions of subsections 2.2E and 3.1, Loans shall bear interest as follows:

(a) if a Base Rate Loan, then at a rate per annum equal to the sum of the Base Rate plus the Pricing Margin; or

(b) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for the applicable Interest Period plus the Pricing Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a 14-day or one, two, three or six month period or, if permitted under clause (vii) of this subsection 2.2B, a nine or twelve month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

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(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B and except in the case of a 14-day Interest Period, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

(vi) there shall be no more than 10 Interest Periods outstanding at any time;

(vii) no Eurodollar Rate Loan shall have an Interest Period of nine or twelve months without the consent of the Lenders; and

(viii) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to continue all or any part of its outstanding Eurodollar Rate Loans in an amount equal to $10,000,000 and integral multiples thereof or (ii) to convert all or any part of its outstanding Loans in an amount equal to $10,000,000 and integral multiples of $10,000,000 in excess thereof from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis provided (a) Base Rate Loans may be converted into Eurodollar Rate Loans at any time, and, subject to subsection 2.6D, Eurodollar Rate Loans may be converted or continued at any time; and (c) no Loan may be continued as or converted into a Eurodollar Rate Loan at any time that an Event of Default has occurred and is continuing.

Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 noon (New York time) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and at least three (3) Business Days in advance of the proposed conversion/continuation date in the case of a

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conversion to, or a continuation of, a Eurodollar Rate Loan; provided, however, that if Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than 14-days, one, two, three or six months in duration as provided in Section 2.2B, the Notice of Conversion/Continuation must be received by Administrative Agent not later than 12:00 noon (New York time) four Business Days in advance of the proposed conversion/continuation date, whereupon Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon (New York time), three Business Days before the proposed conversion/continuation date, Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period described in the preceding proviso has been consented to by all the Lenders. Each Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower submitting any such Notice of Conversion/Continuation shall be bound to effect a conversion or continuation in accordance therewith unless Borrower pays to Lenders such amounts as may be due under subsection 2.6D for failure of a conversion to or continuation of any Eurodollar Rate Loan to occur on the date specified therefor in the Notice of Conversion/Continuation (or telephonic notice in lieu thereof).

E. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Insolvency Laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans; provided that, in the case of Eurodollar Rate Loans, upon the expiration

25	SAFEWAY TERM CREDIT AGREEMENT

of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the Base Rate. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. Administrative Agent shall, at any time and from time to time upon request of Borrower, use its commercially reasonable efforts to deliver to Borrower a statement showing any quotation used by that Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement; provided that Administrative Agent shall not be required to provide any such quotation for periods earlier than thirty (30) days prior to such request.

2.3	Fees.

A. Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Commitment Termination Date equal to the actual daily amount of the unused Commitments multiplied by the Commitment Fee Percentage, as in effect from time to time. All such commitment fees described in this subsection 2.3A are to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

B. Other Fees. Borrower agrees to pay such other fees in the amounts and at the times as may be separately agreed upon by Borrower in connection with this Agreement.

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2.4	Repayments; Prepayments and Reductions in Commitments; General Provisions Regarding Payments.

A. Scheduled Repayments of Loans. Borrower shall make principal payments on the Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
June 30, 2013	5.5% of the Total Loan Amount

December 31, 2013	5.5% of the Total Loan Amount

June 30, 2014	5.5% of the Total Loan Amount

December 31, 2014	5.5% of the Total Loan Amount

Maturity Date	The balance of the Total Loan Amount

; provided that the scheduled installments of principal of the Loans set forth above shall be reduced in connection with any prepayments of the Loans in accordance with subsection 2.4B(iii); and provided, further that the Loans and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date, and the final installment payable by Borrower in respect of the Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Loans, together with all accrued and unpaid interest and fees.

B. Prepayments and Reductions/Terminations of Commitments.

(i) Voluntary Prepayments. Borrower may upon not less than one (1) Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three (3) Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by fax or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of (a) $25,000,000 and integral multiples of $10,000,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid prior to the expiration of the Interest Period applicable thereto upon Borrower’s payment of any amounts that may, as a result of such prepayment, be due and payable to Lenders pursuant to subsection 2.6D. Any prepayment notice in connection with the termination of this Agreement may state that such notice is conditional upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit

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facilities), in which case such notice may be revoked by Borrower (by written notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notice of prepayment having been given and not revoked pursuant to the foregoing sentence, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iii).

(ii) Voluntary Reductions of Commitments. Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by fax or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the aggregate principal amount of all outstanding Loans at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess of that amount. Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share.

(iii) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment by Borrower of Loans shall be applied first to Base Rate Loans of Borrower to the full extent thereof and second to Eurodollar Rate Loans of Borrower, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D. Any prepayments of the Loans shall be applied as specified in writing to Administrative Agent by the Borrower or, if not so specified, such prepayments shall be applied to reduce the scheduled installments of principal of the Loans set forth in subsection 2.4A pro rata.

(iv) Prepayments to Remove a Lender. In the event Borrower is entitled to replace a non-consenting Lender pursuant to subsection 10.6B, Borrower shall have the right, upon five (5) Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), to prepay all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender in accordance with subsection 10.6B so long as (1) all Commitments of such Lender are terminated concurrently with such prepayment pursuant to subsection 2.4B(v) (at which time Schedule 2.1 shall be deemed modified to reflect the changed Commitments), and (2) the consents required by subsection 10.6B in connection with the prepayment pursuant to this subsection 2.4B(iv) shall have been obtained, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, subsections 2.6D, 10.2 and 10.3), which shall survive as to such Lender.

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(v) Reductions of Commitments to Remove a Lender. In the event Borrower is entitled to replace a non-consenting Lender pursuant to subsection 10.6B, Borrower shall have the right, upon five (5) Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Commitment of such Lender, so long as (1) all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender are repaid, including without limitation amounts owing to such Lender pursuant to subsection 2.6D, pursuant to subsection 2.4B(iv) concurrently with the effectiveness of such termination (at which time Schedule 2.1 shall be deemed modified to reflect the changed Commitments) and (2) the consents required by subsection 10.6B in connection with the prepayment pursuant to subsection 2.4B(iv) shall have been obtained, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, subsections 2.6D, 10.2 and 10.3), which shall survive as to such Lender.

(vi) Terminations of Commitments. Unless previously terminated, (i) the Commitments shall terminate on the Commitment Termination Date and (ii) the Commitments shall be reduced upon the making of each Loan by an amount equal to the amount of such Loan.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes issued by Borrower shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York time) on the due date at the Funding and Payment Office. Funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Administrative Agent shall give Borrower notice of any such charge as soon as practicable, whether before or after making such charge.

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares of such Loans. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as

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such Lender may request, its Pro Rata Share of all payments received by Administrative Agent in respect of Loans. Additionally, Administrative Agent shall distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of the commitment fees when received by Administrative Agent pursuant to subsection 2.3.

Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5	Use of Proceeds.

A. Loans. Proceeds of the Loans shall be applied by Borrower for general corporate purposes, including, without limitation, to fund Borrower’s stock repurchase program, to repay or refinance bank loans, commercial paper and other borrowings, and for working capital, capital expenditures and acquisitions.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

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A. Determination of Applicable Interest Rate. On or around 11:00 a.m. (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the definition of “Adjusted Eurodollar Rate” (which determination shall, absent manifest or demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower requesting such Eurodollar Rate Loans and the Lenders having commitments hereunder to fund such Eurodollar Rate Loans.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, as applicable, Administrative Agent shall on such date give notice (by fax or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by fax or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan bearing interest at the Base Rate, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans

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bearing interest at the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by fax or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender or Administrative Agent) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 3.1A shall be made as though that Lender had funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Adjusted Eurodollar Rate, in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to an office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 3.1A.

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G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7	Defaulting Lenders.

A. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.6 and the definition of “Requisite Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received under this Agreement by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to subsection 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, Borrower may request (so long as no Event of Default or Potential Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Potential Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in subsection 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that

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are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive a commitment fee for any period during which that Lender is a Defaulting Lender.

B. Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3. INCREASED COSTS, TAXES, CAPITAL ADEQUACY, AND MITIGATION

3.1	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 3.1B, in the event that any Lender shall determine (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender (or its applicable lending office) to any Tax with respect to this Agreement or any of its obligations hereunder (including, without limitation, its obligation to make Loans), changes the basis of taxation applicable to any payments to such Lender (or its applicable lending office) or in respect thereof (except for Indemnified Taxes or Other Taxes covered by subsection 3.1B and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement (excluding any such reserve or other requirements that are reflected in the definition of Adjusted Eurodollar Rate with respect to Eurodollar Rate Loans) against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (including, without limitation, the Commitments or Loans of such Lender); or

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(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder, its Loans or the interbank Eurodollar market;

and the result of any of the foregoing is (1) to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder, or (2) to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect to its Loans; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that such Lender shall not be entitled to avail itself of the benefits of this subsection 3.1A to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Borrower unless such circumstances arose or became applicable retrospectively, in which case no time limit shall apply (provided such Lender has notified Borrower within six months from the date such circumstance arose or became applicable). Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 3.1A, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.

B. Taxes.

(i) Except as otherwise required by law, all payments by or on account of an obligation of Borrower to any Lender or Administrative Agent under this Agreement and the other Loan Documents shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes. If Borrower or any other Person is required by applicable law to deduct any Taxes (including any Other Taxes) from any such payment, then (a) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no deductions of Indemnified Taxes or Other Taxes been made, (b) Borrower or other Person shall make all such deductions, (c) Borrower or other Person shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (d) within 30 days after such payment, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such payment and of the remittance thereof to the relevant Governmental Authority.

(ii) In the event Borrower is required to pay any amount under clauses (i)(b) or (i)(c) above, Borrower may do so under protest and may contest the imposition or amount of any Tax giving rise to such payment, and each Lender agrees, at Borrower’s cost and expense, to cooperate with and assist Borrower in any proceeding related to any such contest.

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(iii) Without limiting the provisions of paragraph (i) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iv) Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 3.1B) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Borrower shall not have any obligation to any Lender or Administrative Agent pursuant to this subsection 3.1B with respect to any penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes to the extent such amounts arise solely from the gross negligence, willful misconduct or material breach of the obligations under the Agreement and other Loan Documents, of that Lender or Administrative Agent as determined by a final judgment of a court of competent jurisdiction. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(v) Status of Lenders. Unless not legally entitled to do so:

(a) any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement (including pursuant to an assignment) and thereafter at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however, that in such Lender’s reasonable judgment such completion, execution or submission would not have material adverse legal, economic or regulatory consequences to such Lender. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided, however, that in such Lender’s reasonable judgment such completion, execution or submission would not have material adverse legal, economic or regulatory consequences to such Lender;

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(b) without limiting the generality of the foregoing, with respect to payments due hereunder or under any of the Loan Documents by Borrower, each Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(1) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(3) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor form),

(4) if required to establish an exemption from United States backup withholding tax, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-9 (or any successor form);

(c) without limiting the generality of the foregoing, with respect to payments due hereunder or under any of the Loan Documents by Borrower, any Lender that has provided forms pursuant to clauses (1) through (3) of subsection 3.1B(v)(b) and that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date such Lender becomes a Lender, or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), duly executed and properly completed copies of the forms and statements required to be provided by such Lender under clauses (1) through (3) of subsection 3.1B(v)(b), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax;

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(d) with respect to payments due hereunder or under any of the Loan Documents by Borrower, each Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding or backup withholding Tax properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(e) each non-U.S. Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(vi) Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for any Taxes attributable to such Lender that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the nature and amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this subsection 3.1B(vi). The agreements in this subsection 3.1B(vi) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(vii) Treatment of Certain Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or

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Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to Borrower or any other Person.

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy (excluding those published as of the Closing Date but scheduled to take effect thereafter), or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any corporation controlling such Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or such controlling corporation as a consequence of, or with reference to, such Lender’s Loans, Commitment or other obligations hereunder with respect to the Loans, in the case of any Lender, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 15 Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided no Lender shall be entitled to avail itself of the benefit of this subsection 3.1C to the extent that any such reduction in return was incurred more than six months prior to the time it first makes a demand therefor, unless the circumstance giving rise to such reduced return arose or became applicable retrospectively, in which case no time limit shall apply (provided that such Lender has notified Borrower within six months from the date such circumstances arose or became applicable). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 3.1C, will give prompt written notice thereof to Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.

3.2	Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 3.1 it will, to the extent not

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inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 3.1 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 3.2 unless Borrower agrees to pay all reasonable expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 3.2 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest or demonstrable error.

3.3	Replacement of Lenders.

In the event (i) Borrower is required under the provisions of subsection 2.6C or 3.1 to make payments to any Lender, (ii) any Lender refuses to consent to a proposed amendment, modification, waiver, discharge, consent or termination with respect to this Agreement which has been approved by the Requisite Lenders as provided in the first sentence of subsection 10.6A, or (iii) any Lender is a Defaulting Lender, (x) Borrower may within 120 days after the date of any notice or demand requiring such payment under subsection 2.6C or 3.1 is given and so long as no Event of Default shall have occurred and be continuing, in the case of clause (i) above, and (y) subject to subsection 10.6B, Borrower may at any time, so long as no Event of Default shall have occurred and be continuing, in the case of clause (ii) or (iii) above, elect to terminate such Lender as a party (or parties) to this Agreement; provided that, concurrently with such termination, (i) Borrower shall pay that Lender, without duplication, all principal, interest and fees and other amounts (including, without limitation, amounts, if any, owed under subsections 3.1 or 2.6D) owed to such Lender through such date of termination, (ii) another Lender or Eligible Assignee shall agree, as of such date, in accordance with the provisions of subsection 10.1, to become a Lender for all purposes under this Agreement (whether by assignment or amendment, if necessary) and to assume all obligations of the Lender to be terminated as of such date and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

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Section 4. CONDITIONS TO LOANS

4.1	Conditions to Closing.

The obligations of Lenders to extend any credit hereunder on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A. Borrower Documents. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Closing Date:

(i) Certified copies of its Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State (or comparable official) of its jurisdiction of incorporation, each dated a recent date prior to the Closing Date;

(ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party; and

(v) Executed copies of the Loan Documents to which such Person is a party.

B. Opinions of Borrower’s Counsel. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient copies for each Lender) (i) executed copies of one or more favorable written opinions of Latham & Watkins LLP, special counsel for Borrower, and Robert A. Gordon, Esq., Corporate Secretary, Senior Vice President and General Counsel for Borrower, each in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and covering such matters as Administrative Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Administrative Agent that Borrower has requested such counsel to deliver such opinions to Lenders.

C. Fees. Borrower shall have paid the fees payable on the Closing Date referred to in subsection 2.3.

D. No Material Adverse Effect. Since January 1, 2011, no event shall have occurred, and no condition shall have developed and persist, that could, in the reasonable opinion of Requisite Lenders have a Material Adverse Effect other than as disclosed to Lenders in Borrower’s public filings with the SEC prior to the date hereof.

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E. Representations and Warranties. Borrower shall have delivered to Administrative Agent an Officers’ Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties of Borrower in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date.

F. Debt Ratings. Borrower shall have provided evidence to Administrative Agent that (i) its senior unsecured long-term debt ratings are equal to or better than: (a) BBB- by S&P, (b) Baa3 by Moody’s and (c) BBB- by Fitch, and (ii) such ratings are designated stable or better (taking into account the Loans to be incurred hereunder and the issuance of any senior notes by Borrower).

4.2	Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an executed Notice of Borrowing, in each case signed by any executive officer or vice president of Borrower (each such person being an “Authorized Officer”).

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall be true, correct and complete in all material respects on and as of such earlier date; and

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

Section 5. BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, Borrower represents and warrants to each Lender, on the date of this Agreement and on each Funding Date, that the following statements are true, correct and complete:

5.1	Organization, Powers, Qualification, Good Standing and Business.

A. Organization and Powers. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each Loan Document and to carry out the transactions contemplated hereby and thereby.

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B. Qualification and Good Standing. Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of each of the Loan Documents by Borrower have been duly authorized by all necessary corporate action on the part of Borrower.

B. No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to Borrower, its Certificate or Articles of Incorporation or Bylaws or any order, judgment or decree of any court or other agency of government binding on Borrower, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents which will be obtained on or before the Closing Date.

C. Governmental Consents. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require Borrower to make or obtain any registration with, consent or approval of, or notice to, or other action to, with or by, any United States Governmental Authority.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.

The audited consolidated balance sheet of Borrower and its Subsidiaries as at January 1, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the Fiscal Year then ended, in each case as presented in Borrower’s Annual Report on SEC Form 10-K for its fiscal year ended on such date, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended.

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5.4	No Material Adverse Effect.

No event or change has occurred since January 1, 2011 that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect other than as disclosed to Lenders in Borrower’s public filings with the SEC prior to the date hereof.

5.5	Litigation; Adverse Facts.

Except as set forth in Borrower’s Annual Report on SEC Form 10-K for its fiscal year ended January 1, 2011 and Borrower’s 2010 Annual Report to Stockholders or any SEC Form 10-Q or 8-K filed with the SEC prior to the Closing Date, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any other Governmental Authority, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.6	Payment of Taxes.

Except to the extent permitted by subsection 6.3, all material tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.

5.7	Governmental Regulation.

Neither Borrower nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940.

5.8	Securities Activities.

A. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.1 or 7.3 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

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5.9	Employee Benefit Plans.

A. Borrower and each of its ERISA Affiliates are in compliance in all respects with the terms of each Employee Benefit Plan and Foreign Plan and all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan and applicable foreign law with respect to each Foreign Plan, and have performed all of their obligations under each Employee Benefit Plan, except to the extent that the failure to so comply or perform would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

B. No ERISA Event has occurred or is reasonably expected to occur, except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

C. The amount of any unfunded benefit liabilities for each Pension Plan, determined as of the date of the most recent actuarial valuation for such Pension Plan and based on the assumptions used in such actuarial valuation for such Pension Plan, would not, individually or in the aggregate with any unfunded benefit or withdrawal liabilities under any Foreign Plans or Multiemployer Plans, reasonably be expected to result in a Material Adverse Effect. The amount of any unfunded benefit liabilities for each Foreign Plan, determined as of the date of the most recent actuarial valuation for such Foreign Plan and based on the assumptions used in such actuarial valuation for such Foreign Plan, would not, individually or in the aggregate with any unfunded benefit or withdrawal liabilities under any Pension Plans or Multiemployer Plans, reasonably be expected to result in a Material Adverse Effect.

D. Borrower and each of its Subsidiaries have made full payment when due of all material contributions to any Foreign Plan required under such Foreign Plan or under applicable foreign law, except as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

E. To the knowledge of Borrower, none of Borrower or any of its ERISA Affiliates has any potential withdrawal liability to any Multiemployer Plans, except as would not, individually or in the aggregate with any unfunded benefit liabilities under any Pension Plans or Foreign Plans, reasonably be expected to result in a Material Adverse Effect.

5.10	Disclosure.

The information heretofore furnished by Borrower and any of its Subsidiaries for purposes of or in connection with any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the

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same were made, provided that with respect to any projections and pro forma financial information contained in such materials, Borrower represents only that such information is based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material. As of the Closing Date, there are no facts known to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and written statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.11	Foreign Assets Control Regulations, etc.

Neither the making of any Loans, nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Borrower nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Borrower and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect or until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower shall deliver to Administrative Agent and Lenders:

(i) Quarterly Financials: As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each fiscal year of Borrower, to the extent prepared to comply with SEC requirements, a copy of Borrower’s report on SEC Form 10-Q filed with the SEC for such fiscal quarter, or, if no such Form 10-Q was filed by Borrower, the unaudited consolidated condensed balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, the related unaudited

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consolidated condensed statements of income of Borrower and its Subsidiaries for such fiscal quarter and for the elapsed portion of the fiscal year ended as of the end of such fiscal quarter and the related unaudited consolidated condensed statement of cash flows of Borrower and its Subsidiaries for the elapsed portion of the fiscal year ended as of the end of such fiscal quarter, in each case setting forth the comparative consolidated figures for the corresponding periods in the prior fiscal year of Borrower or, in the case of such consolidated balance sheet, for the last day of the corresponding fiscal quarter in the prior fiscal year of Borrower, all of which shall be certified by the chief financial officer of Borrower as fairly presenting in all material respects the consolidated financial condition of Borrower and its Subsidiaries at the respective dates indicated and the results of their consolidated operations and cash flows for each of the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, to the extent prepared to comply with SEC requirements, a copy of Borrower’s report on SEC Form 10-K filed with the SEC for such fiscal year, or, if no such Form 10-K was filed by Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, in each case setting forth the comparative figures for the previous Fiscal Year and certified by independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, whose opinion shall be unqualified as to the scope of audit or as to the ability of Borrower and its Subsidiaries to continue as a going concern and shall state that such consolidated financial statements fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii) Officers’ and Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) to the extent not otherwise included in the relevant Compliance Certificate, an Officers’ Certificate of Borrower stating that no Event of Default or Potential Event of Default has occurred and is continuing or, if an Event of Default or Potential Event of Default has occurred and is continuing, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1 and 7.2;

(iv) Accountants’ Certification: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit has included a review of the terms of this Agreement

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insofar as they relate to financial and accounting matters and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit;

(v) SEC Filings and Earnings Releases: promptly upon their becoming available, copies of (a) annual reports and proxy statements sent or made available by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (b) all reports and registration statements of Borrower or its Subsidiaries filed with the SEC on SEC Forms S-2, S-3, S-4, 10-Q and 8-K and (c) all press releases concerning Borrower’s earnings made available generally by Borrower or any of its Subsidiaries to the public;

(vi) Events of Default, etc.: promptly upon any executive officer, the vice president-treasurer or the vice president-corporate accounting of Borrower obtaining actual knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, or (b) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(vii) Litigation or Other Proceedings: promptly upon any executive officer of Borrower obtaining actual knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lenders or (b) any material development in any Proceeding, that, in either case, has a reasonable possibility of giving rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and

(viii) Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Documents required to be delivered pursuant to subdivisions (i), (ii) and (v) of this subsection 6.1 (to the extent any such documents are included in materials otherwise filed

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with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on the signature page hereof; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be subject to the provisions of Section 10.17 to the extent applicable); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.2	Corporate Existence, etc.

Except as permitted under subsection 7.3, Borrower shall, and shall cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided that nothing in this subsection 6.2 shall prevent the withdrawal by Borrower or any of its Subsidiaries of qualification to do business as a foreign corporation in any jurisdiction where such withdrawal would not reasonably be expected to have a Material Adverse Effect.

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6.3	Payment of Taxes and Claims.

Borrower shall, and shall cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

6.4	Maintenance of Properties; Insurance.

Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof if, in each case, failure to so maintain would result in a Material Adverse Effect. Borrower will, and will cause each Subsidiary to, maintain insurance (including self-insurance) in such amounts and covering such risks as is customarily carried or maintained under similar circumstances by corporations engaged in similar businesses.

6.5	Inspection.

Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower (through its authorized representatives) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

6.6	Compliance with Laws, etc.

Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would reasonably be expected to result in a Material Adverse Effect.

Section 7. BORROWER’S NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect or until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

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7.1	Liens and Related Matters.

A. Prohibition on Liens. Borrower shall not, and shall not permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens existing as of the Closing Date securing Indebtedness in an aggregate amount not exceeding the principal amount of the Indebtedness or related commitment secured by such Liens on the Closing Date;

(iii) Liens arising pursuant (a) to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of property or other assets acquired by Borrower or any of its Subsidiaries (including, without limitation, Liens arising under Capital Leases) or (b) mortgages or security agreements securing financing incurred to refurbish, renovate or otherwise improve existing assets, provided, in any event, that any such Liens attach only to the assets so purchased, refurbished, renovated or improved;

(iv) Liens existing on specific tangible assets at the time acquired (including by acquisition, merger or consolidation) by Borrower or any of its Subsidiaries or on assets of a Person at the time such Person first becomes a Subsidiary of Borrower, provided that (a) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by Borrower or any of its Subsidiaries and (b) in the case of any such acquisition of a Person other than Casa Ley, any such Lien attached only to specific tangible assets of such Person and not assets of such Person generally;

(v) Liens securing extensions, renewals or refinancings of any Indebtedness secured by Liens permitted under any of the preceding clauses (i), (ii), (iii) and (iv) of this subsection 7.1A, provided that the principal or committed amount of any such Indebtedness (a) is not increased over the principal or committed amount outstanding at the time of any such extension or renewal and (b) is not secured by Liens on any additional assets, except that all or any portion of the aggregate amount of the Indebtedness described in such clauses (i), (ii), (iii) or (iv) may be extended, renewed or refinanced in a single financing that does not increase the aggregate principal amount of such Indebtedness but which may provide for cross-collateralization with respect to property and assets theretofore encumbered to secure all or any portion of the Indebtedness being extended, renewed or refinanced;

(vi) Liens on assets substituted for assets theretofore encumbered pursuant to Liens permitted pursuant to the preceding clauses (i), (ii), (iii), (iv) and (v) of this

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subsection 7.1A to secure the Indebtedness or obligations theretofore secured, provided that the fair market value of such assets at the time such Liens are created, as reasonably determined by Borrower, shall not exceed the fair market value of such previously encumbered assets for which such assets have been substituted;

(vii) Liens on Borrower’s and its Subsidiaries’ accounts receivable securing receivable securitizations and similar receivable financing programs;

(viii) Liens on assets of Borrower’s Subsidiaries securing Indebtedness owed to Borrower or any of its Wholly-Owned Subsidiaries; provided that the holder of such secured Indebtedness may not transfer any such secured Indebtedness to any Person other than Borrower or a Wholly-Owned Subsidiary of Borrower unless, upon giving effect to such transfer, such Liens would be permitted under the provisions of this subsection 7.1A (other than this clause (viii)); and

(ix) Other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed 5% of the Book Value of the consolidated tangible assets of Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) at any time.

B. No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Except as provided herein, Borrower will not, and will not permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by Borrower or any Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any Subsidiary of Borrower, (iii) make loans or advances to Borrower or any Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any Subsidiary of Borrower, except for such restrictions or encumbrances existing by reason of (a) any restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Closing Date or any restrictions under any Subordinated Indebtedness, (b) any restrictions with respect to a Subsidiary that is not a Subsidiary on the Closing Date under any agreement in existence at the time such Subsidiary becomes a Subsidiary of Borrower, (c) any restrictions with respect to a Subsidiary of Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, (d) any restrictions with respect to any Subsidiary of Borrower all or substantially all of whose assets consist of property encumbered by Liens permitted under subsection 7.1A, (e) restrictions imposed by applicable laws, (f) restrictions under leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens), and (g) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (a) through (f), provided that the terms and conditions of any such agreement, taken as a whole, are not materially less favorable to Borrower than those under the agreement so amended, refinanced or replaced.

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7.2	Financial Covenants.

A. Minimum Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio for any four-fiscal quarter period ending as of the last day of any fiscal quarter of Borrower to be less than 2.00:1.00.

B. Maximum Leverage Ratio. Borrower shall not permit the ratio of (i)(a) Consolidated Total Debt as of the last day of any fiscal quarter of Borrower minus (b) the aggregate amount of Unrestricted Cash in excess of $75,000,000, as of such day, of Borrower and its Subsidiaries (excluding any Unrestricted Subsidiaries), determined on a consolidated basis) to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending as of such day, to exceed 3.50:1.00.

7.3	Restriction on Fundamental Changes; Material Asset Sales.

Borrower shall not, and shall not permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, (A) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (B) enter into any transaction of merger or consolidation, or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, except:

(i) any Subsidiary of Borrower or any other Person may be merged or amalgamated with or into Borrower or any Wholly-Owned Subsidiary of Borrower, or be liquidated, wound up or dissolved into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Wholly-Owned Subsidiary of Borrower; provided that, (a) in the case of any such merger involving Borrower, Borrower shall be the surviving corporation, and (b) in the case of such a merger involving a Wholly-Owned Subsidiary and not covered by clause (a) above or permitted by clause (ii) below, the surviving corporation shall be a Wholly-Owned Subsidiary of Borrower; and

(ii) subject to the provisions of subsections 7.1, 7.4 and 7.6, Borrower and its Subsidiaries may convey, lease, sublease, transfer, sell or otherwise dispose, including by merger, consolidation or amalgamation, of all or any part of its business, property or fixed assets, whether now owned or hereafter acquired in transactions that do not constitute Material Asset Sales.

7.4	Transactions with Shareholders and Affiliates.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Borrower’s Common Stock or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or

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Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries (other than Unrestricted Subsidiaries) or between any of Borrower’s Subsidiaries and any other such Subsidiary (other than an Unrestricted Subsidiary); (ii) reasonable and customary fees paid to members of the Boards of Directors of Borrower and its Subsidiaries; (iii) except as restricted by clause (i), transactions by Unrestricted Subsidiaries; (iv) transactions approved by a majority of the disinterested directors of Borrower’s or the applicable Subsidiary’s, as the case may be, board of directors; (v) transactions with banks relating to cash or automated teller machines and cash advance services; and (vi) loans to officers of Borrower for business or personal purposes in an aggregate outstanding principal amount not exceeding $20,000,000 at any time and otherwise in compliance with the U.S. Sarbanes-Oxley Act of 2002.

7.5	Conduct of Business.

From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, fundamentally or substantively alter the character of its business from that conducted by Borrower and its Subsidiaries, taken as a whole, as of the Closing Date.

7.6	Unrestricted Subsidiaries.

Borrower may from time to time deliver to Administrative Agent an Officers’ Certificate designating one or more of its Subsidiaries as Unrestricted Subsidiaries; provided no Subsidiary shall be designated as an Unrestricted Subsidiary if, upon giving effect to such designation, the aggregate Book Value of all assets of all Unrestricted Subsidiaries would exceed 15% of the Book Value of the consolidated assets of Borrower and its Subsidiaries or if doing so would cause an Event of Default under subsection 7.2. Borrower will not, and will not permit its Subsidiaries, including any Unrestricted Subsidiary, to enter into any contract, agreement, financing or other arrangement that would provide the creditors of any Unrestricted Subsidiary (including Persons with contingent claims against any Unrestricted Subsidiary) with any recourse to or against Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) or any of their respective assets or revenues. Any Officers’ Certificate designating any Unrestricted Subsidiaries shall show, in reasonable detail, the Book Value of such Subsidiary’s assets and the consolidated assets of Borrower and its Subsidiaries, shall provide pro forma financial statements demonstrating Borrower will continue to be in compliance with subsection 7.2 upon giving effect to such designation, and shall certify that Borrower and its Subsidiaries are not parties to any contract or agreement that would provide any such creditors of such Subsidiary with recourse to or against Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) and that no such creditor of such Subsidiary would have recourse to or against Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) as a matter of law. Any Person designated as an Unrestricted Subsidiary in any such Officers’ Certificate shall, without further action, become an Unrestricted Subsidiary on the fifth Business Day after Administrative Agent receives such Officers’ Certificate.

Borrower shall not, and shall not permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to convey, transfer, sell or otherwise dispose of (including in

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connection with any merger or consolidation) any of its assets or properties to any Unrestricted Subsidiary if, after giving effect thereto, the aggregate Book Value of all assets of all Unrestricted Subsidiaries would exceed 15% of the Book Value of all assets of Borrower and its Subsidiaries.

Borrower may from time to time deliver to Administrative Agent an Officers’ Certificate changing the designation of an Unrestricted Subsidiary so that such Subsidiary ceases to be an Unrestricted Subsidiary, which change shall be effective on the third Business Day after Administrative Agent receives such Officers’ Certificate. Upon effectiveness of such change, such formerly Unrestricted Subsidiary shall be subject to the provisions of this Agreement applicable to all other Subsidiaries of Borrower that are not Unrestricted Subsidiaries and such formerly Unrestricted Subsidiary shall not maintain any contract or condition that is not permitted hereunder for any Subsidiary of Borrower that is not an Unrestricted Subsidiary regardless of when it first entered into such contract or permitted such condition to exist.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

8.1	Failure to Make Payments When Due.

Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

(i) Failure of Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) to pay when due any principal of or interest on any items of Indebtedness (other than items of Indebtedness referred to in subsection 8.1) with an aggregate principal amount of $100,000,000 or more and such failure continues beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) with respect to any other material term of any Indebtedness with an aggregate principal amount of $100,000,000 or more or any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness and such breach or default continues beyond the end of any grace period provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity (in each case after the giving or receiving of any requisite notice or after the lapse of any requisite period); provided that in the event that any non-payment described in clause (i) above or any breach or default described in clause (ii) above is, prior to any acceleration of the Obligations pursuant to this Section 8, cured or waived by the holders of such Indebtedness without (a) any consent, waiver or other fee being paid to such holders, (b) prepayments or theretofore unscheduled reductions of such Indebtedness, (c) any

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additional collateral (or if such Indebtedness was theretofore unsecured, any collateral) being encumbered to secure such Indebtedness or any additional guaranties thereof (or if such Indebtedness was not theretofore guarantied, any guaranty thereof), (d) any amendment to or modification of the terms of such Indebtedness, except any such amendment or modification as may be necessary to relax the provisions thereof to cure such non-payment, breach or default, then such non-payment, breach or default shall not constitute an Event of Default hereunder; or

8.3	Breach of Certain Covenants.

Failure of Borrower to perform or comply with any term or condition contained in subsections 2.5, 6.1(vi) or Section 7 of this Agreement or the failure of Borrower to maintain its corporate existence to the extent required under subsection 6.2 of this Agreement; or

8.4	Breach of Warranty.

Any written representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any written statement or certificate at any time given by Borrower or any of its Subsidiaries (or deemed to be given in connection with any borrowing hereunder) pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any Material Subsidiary in an involuntary case under any Insolvency Laws which decree or order is not stayed; or any other similar relief shall be granted under any applicable Insolvency Laws; or (ii) an involuntary case shall be commenced against Borrower or any Material Subsidiary under any Insolvency Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

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8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Borrower or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under any Insolvency Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such laws, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) Borrower or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries other than an Unrestricted Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days after entry or filing thereof (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Borrower or any Material Subsidiaries decreeing the dissolution or split up of Borrower or that Material Subsidiary (which dissolution, in the case of a Material Subsidiary is not permitted under subsection 7.3) and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

There shall occur any ERISA Event which individually results in or would reasonably be expected to result in a Material Adverse Effect or, if taken together with all other ERISA Events results in or would reasonably be expected to result in a Material Adverse Effect during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (for each Pension Plan and each Foreign Plan which is required to be funded, determined as of the date of the most recent actuarial valuation for such Pension Plan or Foreign Plan and based on the assumptions used in such actuarial valuation for such Pension Plan or Foreign Plan), individually or in the aggregate for all Pension Plans and all Foreign Plans which are required to be funded (excluding for purposes of such computation any such plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or

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8.11	Change in Control.

Any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of Borrower (or other securities at the time convertible into capital stock) representing 40% or more of the combined voting power of all capital stock (on a fully-diluted basis) of Borrower entitled to vote in the election of directors,

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate.

Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Borrower and do not grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9. AGENTS

9.1	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided herein, the provisions of this Section are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

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9.2	Rights as a Lender.

The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3	Exculpatory Provisions.

Each Agent shall have only those duties and responsibilities that are expressly specified for such Agent in this Agreement and the other Loan Documents, and it may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, it being understood that, except as expressly specified herein, no Agent other than the Administrative Agent shall have any duties or responsibilities under this Agreement and the other Loan Documents. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be

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necessary, under the circumstances as provided in subsections 10.6 and Section 8) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Potential Event of Default unless and until notice describing such Potential Event of Default is given to Administrative Agent by Borrower or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.4	Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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9.6	Resignation of Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days written notice to the Borrower and with the Borrower’s prior written consent as long as no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this subsection. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this subsection). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.2 and 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, or a Lender hereunder.

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9.9	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under subsections 2.3, 10.2 and 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3, 10.2 and 10.3.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without

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the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $10,000,000, in the case of any assignment of a Loan, unless Administrative Agent and, so long as no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Borrower consents (each such consent not to be unreasonably withheld); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received written notice thereof, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Commitment or Loan shall be made only as an assignment of the same proportionate part of the assigning Lender’s Commitment and Loans, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (d), except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Borrower consents (each such consent not to be unreasonably withheld); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received written notice thereof. The Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to Tax matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 3.1B. To the extent that an assignment of all or any portion of a Lender’s Commitment, Loans and related outstanding Obligations pursuant to subsection 3.3 or this subsection 10.1B would, at the time of such assignment, result in increased costs under subsection 3.1 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and

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pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon the execution and delivery of an Assignment Agreement (together with any consents required in connection therewith), from and after the effective date specified in the Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit III annexed hereto with

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appropriate insertions to reflect the amounts of the new Commitments and/or outstanding Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by Designating Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to that Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation or other obligation with respect to its Commitment hereunder and (iv) there shall be no increased cost to Borrower as a result thereof (including without limitation as a result of taxes or otherwise). The making of a Loan by an SPV hereunder shall utilize the Commitment of Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

As to any Loans or portion thereof made by it, each SPV (in lieu of its Designating Lender, unless otherwise agreed by such Designating Lender and such SPV) shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any Loan Documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

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In addition, notwithstanding anything to the contrary contained in this subsection 10.1 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans (x) to the Designating Lender or (y) to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans, provided that, in the case of this clause (y), there shall be no increased cost to Borrower as a result thereof (including, without limitation, as a result of taxes or otherwise), and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV, provided that prior to Designating Lender granting the option to SPV or prior to making any such disclosure to a dealer or provider, Designating Lender shall cause such SPV or such dealer or provider, as the case may be, to deliver to Administrative Agent an agreement in writing to be bound by the provisions of subsection 10.17.

Notwithstanding the foregoing provisions of this subsection 10.1B(i) or any other provision of this Agreement, if Borrower shall have consented thereto in writing in its sole discretion, Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and Borrower as designated in writing from time to time to the applicable Lenders by Administrative Agent (the “Settlement Service”). At any time when Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Eligible Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of Borrower and shall be consistent with the other provisions of this subsection 10.1B(i). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies the applicable Lenders of the Settlement Service as set forth herein. Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to Tax matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 3.1B, Administrative Agent shall, if each of Administrative Agent and (to the extent required by subsection 10.1B(i)) the Borrower has consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required

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consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each applicable Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by Administrative Agent on the Register upon and only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subsection 10.1(B)(ii). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

C. Participations. Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Borrower or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (a) the extension of the scheduled final maturity date of any Loan allocated to such participation or (b) a reduction, or extension of time for payment, of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 3.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 3.1 than the applicable Lender would have been entitled to receive, at the time of the participation, with respect to the participation sold to such Participant unless Borrower has given its prior

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written consent to the sale of the participation to such Participant and to such greater payment. No Participant shall be entitled to the benefits of subsection 3.1B unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to provide to the applicable Lender the forms described in subsection 3.1B as though it were a Lender providing such forms to Borrower and agrees to be bound by the provisions of subsection 3.2 as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents owing to Borrower (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure to such Person is necessary to establish to a Governmental Authority that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations as a result of a request or inquiry by such Governmental Authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, each Lender shall be responsible for the indemnity under subsection 3.1B(iv) with respect to any payments made by such Lender to its Participant(s).

D. Pledges and Assignments to Federal Reserve Banks. Any Lender may at any time pledge or assign security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.17.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

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10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents; (ii) all the reasonable costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on their parts to be performed or complied with under this Agreement and the other Loan Documents; (iii) the reasonable fees, expenses and disbursements of O’Melveny & Myers LLP (or any successor counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Borrower; (iv) all other actual and reasonable out-of-pocket travel costs and expenses incurred by Joint Bookrunners and out-of-pocket expenses paid to Intralinks in connection with the primary syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence and during the continuation of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Primary Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

A. In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless each of Administrative Agent, Documentation Agent, Syndication Agent, Joint Bookrunners, Joint Lead Arrangers and Lenders, and the officers, directors, employees, agents and affiliates of each of Administrative Agent, Documentation Agent, Syndication Agent, Joint Bookrunners, Joint Lead Arrangers and Lenders (collectively called the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans) or the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto (collectively called

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the “Indemnified Liabilities”); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, willful misconduct or material breach of its obligations under the Agreement and other Loan Documents, of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. This subsection 10.3 shall not apply to the extent that the Indemnified Liabilities relate to any Taxes described in subsection 3.1.

B. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitees, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnitee results from such Indemnitee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

C. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.2 or subsections 10.3A or 10.3B to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any bank controlling that Lender to or for the credit or the account of Borrower against and on account of

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the obligations and liabilities of Borrower to that Lender under this Agreement and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder or any other Loan Document shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of subsection 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under applicable Insolvency Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender from Borrower hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due From Borrower” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due From Borrower then due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due From Borrower then due to the other Lenders so that all such recoveries of Aggregate Amounts Due From Borrower then due shall be shared by all Lenders in proportion to the Aggregate Amounts Due From Borrower then due to them (as calculated prior to such recovery); provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

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10.6	Amendments and Waivers; Replacement of Banks.

A. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which (i) increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; (ii) changes any Lender’s Pro Rata Share (other than pursuant to subsection 10.6B); (iii) changes in any manner the definition of “Requisite Lenders”; (iv) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; (v) postpones the scheduled final maturity date of any of the Loans; (vi) postpones the date on which any interest or any fees are payable (except in accordance with the provisions of the last paragraph of Section 8); (vii) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; (viii) increases the maximum duration of Interest Periods permitted hereunder; or (ix) changes in any manner the provisions contained in subsection 8.1, 10.5 or this subsection 10.6, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders with Obligations directly affected thereby. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent and (iv) no amendment, modification, termination or waiver of any provision relating to subsection 10.1B(i) shall be effective without the written concurrence of each Designating Lender all or any part of whose Loans are being funded by an SPV at the time of such amendment, modification, termination or waiver. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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B. Replacement of Banks. If, in connection with any proposed amendment, modification, termination, waiver or consent to any of the provisions of this Agreement or the Notes as contemplated by clauses (i) through (ix) of the proviso of the first sentence of subsection 10.6A, the consent of Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders pursuant to subsection 3.3 so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment, modification, termination, waiver or consent, or (ii) terminate such non-consenting Lender’s Commitments and repay in full its outstanding Loans and all other amounts due hereunder in accordance with subsections 2.4B(iv) and 2.4B(v); provided that unless the Commitments that are terminated and the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined before giving effect to the proposed action) shall specifically consent thereto; provided further that, prior to the Commitment Termination Date, Borrower shall not have the right to terminate any such non-consenting Lender’s Commitment and repay in full its outstanding Loans pursuant to clause (ii) of this subsection 10.6B if, immediately after the termination of such Lender’s Commitments in accordance with subsection 2.4B(v), the Loan Exposure of all Lenders would exceed the Commitments of all Lenders; provided further that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second sentence of subsection 10.6A.

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Platform.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by fax or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of fax or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to each Primary Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Primary Agents, such other address as shall be designated by any such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail

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and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Each Primary Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under or in connection with the Loan Documents may be transmitted and/or signed by fax and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures (whether by counterpart or otherwise) shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Borrower, Agents and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

B. Platform.

(i) Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent in connection with the Communications or the Platform. In no event shall Administrative Agent have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that Borrower provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to this subsection, including through the Platform.

10.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans or other extensions of credit hereunder.

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B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 3.1, 10.2 and 10.3 and the agreements of Lenders set forth in subsections 9.3, 10.3C and 10.5 shall survive the payment of the Loans and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to any Agent or Lender (or to any Agent for the benefit of Lenders), or any Agent or Lender enforces any security interest or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

In case any provision in or obligation under this Agreement, or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights and Borrower’s Obligations.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 8, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender or Agent to be joined as an additional party in any proceeding for such purpose.

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10.14	Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Borrower’s rights or obligations hereunder or any interest therein may not be assigned or delegated by Borrower without the prior written consent of all Lenders.

10.16	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER BORROWER. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER

76	SAFEWAY TERM CREDIT AGREEMENT

LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PRIMARY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.17	Confidentiality.

A. Subject to the provisions of clause (B) of this subsection 10.17, each Lender (whether, for the purposes of any references to “Lender” in this subsection 10.17, in its capacity as a Lender or an Agent) agrees that it will not disclose without the prior consent of Borrower (other than to its employees, members, partners, officers, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this subsection 10.17 to the same extent as such Lender) any information with respect to Borrower or any of their Subsidiaries which was, or is now or in the future, furnished pursuant to or in connection with this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this subsection 10.17A by the respective Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this subsection 10.17 (or provisions at least as restrictive as those in this subsection 10.17) and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such

77	SAFEWAY TERM CREDIT AGREEMENT

Lender, provided that such prospective transferee or participant (as applicable) agrees to be bound by the confidentiality provisions contained in this subsection 10.17 (or provisions at least as restrictive as those in this subsection 10.17).

B. Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates and their respective agents and advisers, and such affiliates may share with such Lender, any information related to Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this subsection 10.17 (or provisions at least as restrictive as those in this subsection 10.17) to the same extent as such Lender.

10.18	Counterparts; Effectiveness.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original or copy (as the case may be), but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in subsection 4.2, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19	USA Patriot Act.

Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

78	SAFEWAY TERM CREDIT AGREEMENT

10.20	No Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (a) (i) the arranging of the Commitments and Loans, and provision of other services, in connection with this Agreement are arm’s-length commercial transactions between Borrower, on the one hand, and the Lenders and the Agents, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders and the Agents has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any of its Affiliates or any other person or entity and (ii) no Lender or Agent has any obligation to Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders, Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from Borrower and its Affiliates, and none of the Lenders or Agents have any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against any of the Lenders or Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of page intentionally left blank]

79	SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: SAFEWAY INC.

By:	/s/ MELISSA C. PLAISANCE
Name: Melissa C. Plaisance
Title: Senior Vice President, Finance and Investor Relations

Notice Address:

Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, California 94588
Fax: (925) 467-3270
Email: melissa.plaisance@safeway.com; brad.fox@safeway.com
Website: www.safeway.com
Attention: Ms. Melissa Plaisance and Mr. Bradley S. Fox

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANK OF AMERICA, N.A.,
as Administrative Agent, Syndication Agent and Lender

By:	/s/ JAIME ENG
Name: Jaime Eng
Title: Vice President

Notice Address:

One Bryant Park, 34th Floor
New York, NY 10036
Fax: 415-796-1253
Email: jaime.eng@baml.com
Attention: Ms. Jaime Eng

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunner and Joint Lead Arranger

By:	/s/ WAJEEH FAHEEM
Name: Wajeeh Faheem
Title: Managing Director

Notice Address:

One Bryant Park, 8th Floor
New York, NY 10036
Fax: 917-267-7168
Email: wajeeh.faheem@baml.com
Attention: Mr. Wajeeh Faheem

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

J.P. MORGAN SECURITIES LLC,
as Joint Bookrunner and Joint Lead Arranger

By:	/s/ THOMAS D. CASSIN
Name: Thomas D. Cassin
Title: Managing Director

Notice Address:

383 Madison Avenue, 27th Floor
New York, NY 10179
Fax: 212-270-1063
Email: thomas.gsf.delaney@jpmchase.com
Attention: Mr. Thomas Delaney

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GOLDMAN SACHS BANK USA,
as Lender and Documentation Agent

By:	/s/ MARK WALTON
Name: Mark Walton
Title: Authorized Signatory

Notice Address:

Fax:
Email:
Attention:

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as Lender and Syndication Agent

By:	/s/ SARAH L. FREEDMAN
Name: Sarah L. Freedman
Title: Vice President

Notice Address:

383 Madison Avenue, 24th Floor
New York, NY 10179
Fax: 212-270-6637
Email: Jocelyn.t.shields@jpmorgan.com
Attention: Ms. Jocelyn Shields

SAFEWAY TERM CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Wells Fargo Bank, N.A.,
as Lender

By:	/s/ GAVIN HOLLES
Name: Gavin Holles
Title: Managing Director

Notice Address:	550 California Street, 10th Floor
MAC A0112-101
San Francisco, CA 94104
Fax: 415-837-0610
Email: gavin.s.holles@wellsfargo.com
Attention: Gavin Holles

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

U.S. Bank National Association,
as Lender

By:	/s/ JANET E. JORDAN
Name: Janet E. Jordan
Title: Senior Vice President

Notice Address:

PD-OR-P4CB
555 SW Oak St., #400
Portland, OR 09204
Fax: 503-275-5428
Email: conan.schleicher@usbank.com
Attention: Conan Schleicher

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Credit Suisse AG, Cayman Islands Branch,
as Lender

By:	/s/ DOREEN BARR
Name: Doreen Barr
Title: Director

By:	/s/ SANJA GAZAHI
Name: Sanja Gazahi
Title: Associate

Notice Address:

7033 Louis Stephens Drive
PO Box 110047
Research Triangle Park, NC 27709
Fax: (212) 322-2291
Email: agency.loanops@credit-suisse.com
Attention: Anna Green

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE ROYAL BANK OF SCOTLAND PLC,
as Lender

By:	/s/ TIMOTHY J. MCNAUGHT
Name: Timothy J. McNaught
Title: Managing Director

Notice Address:

Fax: 203-873-5019
Email: GBMUSOCLendingOperations@rbs.com
Attention: Mark Woodhead

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Canadian Imperial Bank of Commerce
New York Agency,
as Lender

By:	/s/ DOMINIC J. SORRESSO
Name: Dominic J. Sorresso
Title: Executive Director

By:	/s/ EOIN ROCHE
Name: EOIN ROCHE
Title: Executive Director

Notice Address:

Fax: 212-856-3761
Email: dominic.sorresso@us.cibc.com
Attention: Dominic Sorresso

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Farm Credit Bank of Texas,
as Lender

By:	/s/ LUIS M.H. REQUEJO
Name: Luis M.H. Requejo
Title: Director Capital Markets

Notice Address: 4801 Plaza on the Lake Drive, Austin TX 78746

Fax: (512) 233-0790
Email: luis.requejo@farmcreditbank.com
Attention: Legal Documentation – Luis M.H. Requejo
Operation Documentation – Sarah Shumate

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COBANK, ACB,
as Lender

By:	/s/ RICK METZGER
Name: Rick Metzger
Title: Vice President

Notice Address:
5500 S. Quebec Street
Greenwood Village, CO 80111

Email: rmetzger@cobank.com
Attention: Rick Metzger

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

First Hawaiian Bank,
as Lender

By:	/s/ SUSAN TAKEDA
Name: Susan Takeda
Title: Vice President

Notice Address: 999 Bishop Street; 11th Floor; Honolulu, Hi 96813

Fax: 808.525.6200

Email: stakeda@fhb.com
Attention: Susan Takeda

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Bank of the West,
as Lender

By:	/s/ PHITSANU J. KOCHAPHUM
Name: Phitsanu J. Kochaphum
Title: Senior Vice President

Notice Address: 2527 Camino Ramon
NC-B07-3D-G
San Ramon, CA 94583
Fax: 925-843-9980
Email: jojo.kochaphum@bankofthewest.com
Attention: Phitsanu J. Kochaphum

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Toronto Dominion (Texas) LLC,
as Lender

By:	/s/ KELLY HUNDAL
Name: Kelly Hundal
Title: Authorized Signatory

Notice Address: 31 W. 52nd Street, New York, NY 10019, U.S.A.

Fax: 212-827-7232
Email: betty.chang@tdsecurities.com
Attention: Betty Chang

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Union Bank N.A.,
as Lender

By:	/s/ CHARLES CORBISIERO
Name: Charles Corbisiero
Title: SVP

Notice Address: Union Bank, NA; 222 W Adams Suite 18 Chicago IL 60606

Fax: 312 601 3955
Email: Thomas.Lass@Unionbank.com
Attention: Tom Lass

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

The Northern Trust Company,
as Lender

By:	/s/ JOHN LASCODY
Name: John Lascody
Title: Second Vice President

Notice Address:

Fax: (312) 557-1425
Email: JL98@ntrs.com
Attention: John Lascody

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AgFirst Farm Credit Bank,
as Lender

By:	/s/ MATTHEW H. JEFFORDS
Name: Matthew H. Jeffords
Title: Asst. Vice President

Notice Address: 1401 Hampton Street, Columbia, SC 29201

Fax: 803-254-4219
Email: mjeffords-servicing@agfirst.com
Attention: Matt Jeffords

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMERICA BANK,
as Lender

By:	/s/ STEVE D. CLEAR
Name:_Steve D. Clear
Title:_Vice President

Notice Address: 611 Anton Blvd., Costa Mesa, Ca 92626

Fax: (714) 433-3236
Email: sdclear@comerica.com
Attention: Steve D. Clear

SAFEWAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE CHIBA BANK, LTD., NEW YORK BRANCH,
as Lender

By:	/s/ YUKIHITO INAMURA
Name: Yukihito Inamura
Title: General Manager

Notice Address:

Fax: 212-354-8575
Email: caugust@chibabank.co.jp
Attention: Carmen A. Augustino

SAFEWAY CREDIT AGREEMENT

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

Bank of America, N.A.,

    as Administrative Agent

2001 Clayton Rd

Concord, CA 94520-2405

Mail Code: CA4-702-02-25

Phone: 1.925.675.8416

Fax: 1.888.217.4730

Email: remedios.a.david@baml.com

Attention: Remy David

Re: Notice of Borrowing under Safeway Term Credit Agreement

Pursuant to that certain Term Credit Agreement, dated as of December 19, 2011, by and among Safeway Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement), this represents the request of the Borrower to borrow the Loan(s) specified below, on such date and in such amount(s) as are specified below:

1.	Requested Funding Date applicable to such Loan(s):

2.	Type/ principal amount of Loan(s) (check applicable box(es) and specify amount(s)):

	Type of Loan	Amount

2a. :	Base Rate Loan	$

2b. :	Eurodollar Rate Loan	$

3.	Interest Periods (check applicable box(es) and specify periods or dates) for Loans specified in 2b above, in months (or days, as indicated):

: 14-day	: one	: two	: three	: six	: nine	: twelve

If a twelve-month or nine-month Interest Period has been selected, the Borrower hereby requests that the Administrative Agent ascertain in accordance with the provisions of subsection 2.2B(vii) of the Credit Agreement that such an Interest Period is available from the applicable Lenders.

The undersigned officer, to the best of his/her knowledge, and the Borrower hereby certifies that (i) the representations and warranties contained in the Credit Agreement and

I-1	Notice of Borrowing

in the other Loan Documents will be true, correct and complete as of the Funding Date in all material respects on and as of the date thereof to the same extent as though made on and as of the date thereof, except to the extent that such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; (ii) no event has occurred and is continuing or would result from the consummation of the proposed borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default, and (iii) the aggregate principal amount of the Loans requested hereunder will not exceed the amount of the unused Commitments on the Requested Funding Date.

[Remainder of the page intentionally left blank.]

I-2	Notice of Borrowing

DATED:

SAFEWAY INC.

By:
Name:
Title:

I-3	Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Bank of America, N.A.,

    as Administrative Agent

2001 Clayton Rd

Concord, CA 94520-2405

Mail Code: CA4-702-02-25

Phone: 1.925.675.8416

Fax: 1.888.217.4730

Email: remedios.a.david@baml.com

Attention: Remy David

Re: Notice of Conversion/Continuation under Safeway Term Credit Agreement

Pursuant to that certain Term Credit Agreement, dated as of December 19, 2011, by and among Safeway Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement), this represents the notice of the Borrower given pursuant to subsection 2.2D of the Credit Agreement to request the conversion or continuation specified below of the Loan specified below, on the date and in the amount specified below:

1.	Borrower requests (check applicable box):

1a. :	Conversion
1b. :	Continuation

2.	Proposed Conversion/Continuation date:	,

3.	Type, principal amount and, if applicable, last day of any Interest Period of the presently outstanding Loan that is to be continued or converted (check applicable box and specify amount and, if applicable, the last day of the current Interest Period):

	Type of Loan	Amount	Last day of current Interest Period

3a. :	Base Rate Loan	$	NA
3b. :	Eurodollar
	Rate Loan	$

If Borrowers requests a Continuation, then skip #4 and proceed directly to #5.

II-1	Notice of Conversion/Continuation

4.	Presently outstanding Loan is converted into (check applicable box):

Type of Loan
4a. :	(If box 4a checked above)	Eurodollar Rate Loan
4b. :	(If box 4b checked above)	Base Rate Loan

5.	Interest Period (check applicable box and specify period):

5a. :	Interest period for continued Loans specified in 3b above, in months (or days, as indicated):
		: 14-day	: one	: two	: three
	: six	: nine	: twelve

5b. :	Interest period for converted Loans specified in 4b above, in months (or days, as indicated):
		: 14-day	: one	: two	: three
	: six	: nine	: twelve

If a nine-month or twelve-month Interest Period has been selected, the Borrower hereby requests that the Administrative Agent ascertain in accordance with the provisions of subsection 2.2B(vii) of the Credit Agreement that such an Interest Period is available from the applicable Lenders.

The undersigned officer, to the best of his/her knowledge, and the Borrower hereby certifies that to the extent this notice relates to conversion to, or a continuation of, a Eurodollar Rate Loan no Event of Default has occurred and is continuing.

[Remainder of the page intentionally left blank.]

II-2	Notice of Conversion/Continuation

DATED:

SAFEWAY INC.

By:
Name:
Title:

II-3	Notice of Conversion/Continuation

EXHIBIT III

[FORM OF NOTE] SAFEWAY INC. PROMISSORY NOTE

[Place of delivery of Note]

                , 2011

For value received, Safeway Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                          (“Lender”) the unpaid principal amount of each Loan made by Lender to the Borrower pursuant to the Credit Agreement referred to below on or before the maturity date applicable to such Loan as set forth in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in United States Dollars in same day funds at the Administrative Agent’s office, as specified in the Credit Agreement.

All such Loans made by Lender, the respective maturities thereof and all repayments of principal thereof shall be recorded by Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, or in the records of Lender in accordance with its usual practice; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the promissory notes referred to in subsection 2.1(E) of the Term Credit Agreement, dated as of December 19, 2011 (said Term Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is hereby made to the Credit Agreement for provisions relating to this promissory note, including, without limitation, the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

[Remainder of the page intentionally left blank.]

III-1	Promissory Note (Borrower)

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

SAFEWAY INC.

By:
Name:
Title:

III-2	Promissory Note (Borrower)

Schedule to Promissory Note

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation By

III-3	Promissory Note (Borrower)

EXHIBIT IV

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) We are the duly elected [Title] and [Title] of Safeway Inc., a Delaware corporation (the “Borrower”);

(2) We have reviewed the terms of the Term Credit Agreement, dated as of December 19, 2011, by and among the Borrower, Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement), and we have made, or have caused to be made, under our supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) did not disclose and we have no knowledge of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

Set forth below (or in a separate attachment to this Certificate) are the exceptions, if any, to paragraph (3) listed, so as to detail the nature of the condition or event, the period during which it has existed and the action Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

IV-1	Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of                     ,              pursuant to subsection 6.1(iii) of the Credit Agreement.

SAFEWAY INC.

By:
Name:
Title:

By:
Name:
Title:

IV-2	Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

(The Certificate attached hereto is as of                and pertains to the period from                    to                    .)

Capitalized terms used herein shall have the meanings set forth in the Term Credit Agreement, dated as of December 19, 2011, by and among Safeway Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Subsection references herein relate to the subsections of the Credit Agreement.

A.	Liens and Related Matters[1]

1.	Aggregate Indebtedness secured by
Liens granted in reliance
	on subsection 7.1A(ix)	$

2.	Maximum permitted Indebtedness secured by
Liens permitted under subsection
7.1A(ix) (5% of the Book Value of the consolidated tangible assets of Borrower and its Subsidiaries
	(other than Unrestricted Subsidiaries))	$

B.	Minimum Interest Coverage Ratio (for the four-fiscal quarter period ended , )[2]

1.	Consolidated Adjusted EBITDA:

	A. Consolidated Net Income	$

	B. LIFO expense or income	$

	C. Consolidated Interest Expense	$

	D. Provisions for taxes based on income	$

	E. Depreciation and amortization expense	$

F. Equity in earnings or losses of unconsolidated
Affiliates to the extent not actually received or
	paid by Borrower or its Subsidiaries	$

[1]	See Section D “(Section 1.2 Reconciliations)” of this attachment for an explanation of adjustments required by Section 1.2 of the Credit Agreement (if any) to line items in the Borrower’s most recent financial statements in order to compute the figures set forth in this Section A.
[2]	See Section D “(Section 1.2 Reconciliations)” of this attachment for an explanation of adjustments required by Section 1.2 of the Credit Agreement (if any) to line items in the Borrower’s most recent financial statements in order to compute the figures set forth in this Section B.

IV-3	Compliance Certificate

G.	Material non-cash, non-recurring gains or losses	$

H.	Non-cash expenses recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation - Stock Compensation”	$

I.	Property impairment charges recognized pursuant to FASB ASC Topic 360, “Property, Plant and Equipment”	$

J.	Non-cash goodwill impairment charges incurred pursuant to FASB ASC Topic 350, “Intangibles - Goodwill and Other”	$

K.	Any non-cash charge included in G, H, I or J in a prior period, which represents a cash charge during the current period	$

L.	Consolidated Adjusted EBITDA (A plus (or minus) B plus C plus D plus E plus (or minus) F plus (or minus) G plus H plus I plus J minus K)	$

2.	Interest Coverage Ratio (1L):(1C)	:1.00

3.	Minimum ratio required under subsection 7.2A	2.00:1.00

C.	Maximum Leverage Ratio for the preceding[3] fiscal quarter ended ,

1.	Consolidated Total Debt	$

2.	Aggregate amount of Unrestricted Cash in excess of $75,000,000	$

3.	Consolidated Adjusted EBITDA (Item B1L)	$

4.	Leverage Ratio (1-2):(3)		:1.00

5.	Maximum Leverage Ratio permitted under subsection 7.2B		3.50:1.00

D.	Section 1.2 Reconciliations

[3]	See Section D “(Section 1.2 Reconciliations)” of this attachment for an explanation of adjustments required by Section 1.2 of the Credit Agreement (if any) to line items in the Borrower’s most recent financial statements in order to compute the figures set forth in this Section C.

IV-4	Compliance Certificate

1.	Section A – Liens and Related Matters:
2.	Section B – Minimum Interest Coverage Ratio (for the four-fiscal quarter period ended , ):
3.	Section C - Maximum Leverage Ratio for the preceding fiscal quarter ended , :

IV-5	Compliance Certificate

EXHIBIT V

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Credit Agreement identified below (said Term Credit Agreement, as amended, restated, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	Assignor [is] [is not] a Defaulting Lender

2.	Assignee:	[and is an Affiliate/Approved Fund1]

3.	Borrower:	Safeway Inc.

4.	Administrative Agent:	Bank of America, N.A., as administrative agent for the Lenders under the Credit Agreement

5.	Credit Agreement	The $700,000,000 Term Credit Agreement, dated as of December 19, 2011, by and among Safeway Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as the Administrative Agent, other Agents from time to time party thereto and the Lenders from time to time party thereto

6.	Assigned Interest:

[1]	Select as applicable.

VI-1	Assignment and Assumption Agreement

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Commitment	$	$		%

Effective Date:                      , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] [3] Accepted:

Bank of America, N.A.,
as the Administrative Agent

By:
Name:
Title:	]

[Consented to:

Safeway, Inc.

By:
Name:
Title:	][4]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

VI-2	Assignment and Assumption Agreement

ANNEX 1

SAFEWAY TERM CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

V-Annex 1-1	Assignment and Assumption Agreement

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

V-Annex 1-2	Assignment and Assumption Agreement

SCHEDULE 2.1

LENDERS’ COMMITMENTS AND PRO RATA SHARES

Lender	Commitment
Bank of America, N.A.	$70,000,000
JPMorgan Chase Bank, N.A.	$70,000,000
Goldman Sachs Bank USA	$60,000,000
Wells Fargo Bank, N.A.	$55,000,000
U.S. Bank National Association	$55,000,000
Credit Suisse AG, Cayman Islands Branch	$55,000,000
The Royal Bank of Scotland plc	$55,000,000
Canadian Imperial Bank	$40,000,000
Farm Credit Bank of Texas	$40,000,000
CoBank, ACB	$35,000,000
First Hawaiian Bank	$25,000,000
Bank of the West	$25,000,000
TD Securities (USA)	$25,000,000
Union Bank, N.A.	$25,000,000
The Northern Trust Company	$25,000,000
AgFirst Farm Credit Bank	$25,000,000
Comerica Bank	$10,000,000
Chiba Bank, LTD	$5,000,000

TOTAL	$700,000,000

Schedule 2.1-1